THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


                  CONVERTIBLE PROMISSORY NOTE


$500.000                                         December 1, 1998

     FOR VALUE RECEIVED, AULT INCORPORATED, a Minnesota corporation ("Maker" or "Company"), promises to pay to LZR ELECTRONICS, INC. ("Payee" or "Holder"), at its principal offices in Gaithersburg, Maryland or elsewhere as Payee shall hereafter designate by written notice to Maker, in lawful money of the United States of America, the sum of Five Hundred Thousand Dollars ($500,000), together with interest on the unpaid principal balance from the date hereof until paid as specified herein.

     1. Interest Rate. Interest shall accrue under this Promissory Note at the rate of eight percent (8%) per annum.

     2. Maturity Date. The principal amount of and all accrued interest under this Promissory Note shall be due and payable on December 1, 1999 (Maturity Date).

     3. Form of Payment; Prepayment. All payments under or with respect to this Promissory Note shall be made in United States dollars, by certified check or wire transferred funds, to an account designated, in writing, by Payee. Payments, when received, shall be credited first, to accrued interest, with the balance applied to the reduction of the principal sum.
     4. Transferability. This Promissory Note may be transferred, subject to the following conditions: The Holder of this Promissory Note, by acceptance thereof, agrees to give written notice to the Company at least ten (10) days before transferring this Promissory Note of such Holder's intent to do so, describing briefly the manner of the proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company. If, in the opinion of counsel reasonably satisfactory in form and substance to the Company, the proposed transfer may be effected without constituting a violation of the applicable federal and state securities laws, such Holder shall be entitled to transfer this Promissory Note as contemplated in the notice provided by the Holder to the Company, provided that an appropriate legend may be endorsed on this Promissory Note with respect to restrictions on transfer thereof necessary or advisable in the opinion of counsel reasonably satisfactory in form and substance to the Company to prevent further transfers which would be in violation of the securities laws or adversely affect the exemptions relied upon by the Company in connection with the issuance of this Promissory Note. To such effect, the Company may request that the intended transferee execute an investment and representation letter reasonably satisfactory in form and substance to the Company. Upon transfer of this Promissory Note, the transferee, by acceptance of this Promissory Note, agrees to be bound by the provisions, terms, conditions and limitations of this Promissory Note and the investment and representation letter, if any, required by the Company. If (a) no opinion of counsel referred to in this Section has been provided to the Company, or (b) in the opinion of such counsel the proposed transfer of this Promissory Note described in the Holder's written notice given pursuant to this Section may not be effected without registration or without adversely affecting the exemptions relied upon by the Company in connection with the issuance hereof, the Holder will limit its activities and restrict its transfer accordingly.

     5. Exchange of Promissory Note. At any time at the request of the Holder of this Promissory Note and upon compliance with the provisions of Section 4 above and surrender of this Promissory Note for such purpose to the Company at its principal office or such other office or agency as it may authorize for such purpose, the Company at its expense (except for any transfer tax arising out of the exchange) shall execute and deliver in exchange therefor a new Promissory Note or Promissory Notes in integral multiples of $1,000 plus one Promissory Note in a lesser denomination, if required, as such Holder may request, in an aggregate principal amount equal to the unpaid portion of the principal amount of this Promissory Note surrendered and substantially in the form hereof, dated as of the date of this Promissory Note so surrendered and payable to or upon the order of such Holder.

     6. Replacement of Promissory Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Promissory Note and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Company, if requested by the Company, or in the case of any such mutilation, upon surrender and cancellation of this Promissory Note, the Company shall issue a new Promissory Note identical in form to the lost, stolen, destroyed or mutilated Promissory Note.

     7.   Conversion of Promissory Note.

          (a) Right of Conversion. The Holder of this Promissory Note shall have the right, at the Holder's option, at any time prior to the Maturity Date of this Promissory Note, to convert the principal amount of this Promissory Note, in whole or in part, into that number of fully paid and nonassessable shares of Company Common Stock ("Conversion Shares") (calculated as to each conversion to the nearest share) obtained by dividing the principal amount of this Promissory Note by the conversion price of $6.34 principal amount per share (the "Conversion Price") by (i) surrender of this Promissory Note or (ii) submission of a Conversion Notice, in the manner provided herein. When the principal amount of this Promissory Note is converted, in whole or in part, any accrued interest attributable to the principal amount so converted shall cease to be payable and shall be deemed canceled.

          (b) Conversion by Surrender of Promissory Note. To exercise the conversion privilege provided herein, the Holder of this Promissory Note may surrender this Promissory Note to the Company at its principal office or at such other agency maintained for such purpose by the Company, and shall give written notice to the Company at such office or agency that the Holder elects to convert this Promissory Note specified in said notice. Unless the shares issuable on commission are to be issued in the name of Holder, such notice shall also state the name or names, together with address or addresses and taxpayer identification number(s), in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name of the Holder, such notice shall also be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by each Holder or such Holder's duly authorized attorney. After the surrender of this Promissory Note, as aforesaid, the Company shall issue and shall deliver at such office or agency to such Holder, or on such Holder's written order, a certificate or certificates for the number of full shares of common stock issuable upon the conversion of this Promissory Note or portion thereof in accordance with the provisions of this Section. Any fractional interest in respect of a share arising upon such conversion shall be settled as provided in Subsection (d) of this Section.

          (c) Conversion by Submission of a Conversion Notice. The Holder of this Promissory Note may exercise its conversion privilege by depositing this Promissory Note with the Company at its principal office or with an agent mutually agreeable to the Company and the Holder and, at such time as Holder desires to exercise its conversion privilege in whole or in part, shall give written notice to the Company at such office or to such agent that the Holder elects to convert this Promissory Note in whole or in part by submitting the Conversion Notice in the form of Exhibit A hereto by facsimile transmission or overnight courier completed to the reasonable satisfaction of the Chief Financial Officer of the Company. Unless the shares are to be issued in the name of the Holder, such Notice shall state the name or names, together with address or addresses and social security or taxpayer ID numbers, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name of the Holder, the Conversion Notice shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by Holder or Holder's duly authorized attorney. After submission of the Conversion Notice, as aforesaid, the Company shall issue and shall deliver to Holder, or on Holder's written order, a certificate or certificates for the number of full shares of common stock issuable upon the conversion of the principal amount of the Promissory Note or portion thereof in accordance with the provisions of this Section and the Conversion Notice. Any fractional interest in respect of a share arising upon such conversion shall be settled as provided in Subsection
(d) of this Section.

          (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Promissory Note. Instead of any fractional interest in a share of capital stock which would otherwise be deliverable upon the conversion of Promissory Note, the Company shall make an adjustment therefor to the nearest 1/100 of a share in cash at the current market price (as defined below) thereof on the day of conversion. If more than one Promissory Note shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Convertible Debentures, or specified portions thereof to be converted, so surrendered.

     8.   Mandatory Conversion.

          (a) Right of Company to Compel Conversion. The Company has the option to require the Holder of this Promissory Note to convert this Promissory Note into Conversion Shares pursuant to the terms of Section 7 upon written notice given by the Company to the Holder if (i) the average of the "Daily Mean" of Company Common Stock reported during any 45 consecutive "Trading Days" is equal to or exceeds $6.47 per share at any time following the effectiveness of the Registration Statement relating to the Conversion Shares and (ii) during at least 30 of the 45 Trading Days the trading volume for the Company's Common Stock as reported by Nasdaq was equal to or exceeded 10,000 shares. Upon satisfaction of the foregoing conditions, and the delivery to Holder of that number of shares into which the remaining amount of this Promissory Note is convertible, this Promissory Note shall be deemed converted and shall no longer represent the right to receive the principal amount of the promissory amount with interest as otherwise provided for herein. Upon conversion as aforesaid, Holder shall not be entitled to receive any accrued interest under this Promissory Note.

          (b) Definitions. For purposes of Section 8, the term "Daily Mean" means the average between the high and low sales price of Ault common stock as reported on the NASDAQ Stock Market ("Daily Mean") for each business day from the date hereof up to and including five days before the Maturity Date of this Promissory in which trading is conducted on the NASDAQ Stock Market (each a "Trading Day") so long as the Common Stock is quoted on Nasdaq, and if the Common Stock is listed on a national securities exchange, Daily Mean shall be determined by reference to the reported sale prices of the primary exchange on which the Common Stock is traded.
          (c) Notice of Mandatory Conversion. The Company shall give notice of Mandatory Conversion to the Holder of this Promissory Note. Notice of Mandatory Conversion shall be given by overnight courier or by mailing by first-class mail a notice of such conversion not less than 5 days prior to the date fixed for conversion. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. In any case, failure to give notice, or any defect in such notice, shall not affect the validity of the conversion of this Promissory Note.

     9.   Conversion Adjustments.  The provisions of this
Promissory Note are subject to adjustment as provided in this
Section 9.

          (a) The Conversion Price shall be adjusted from time to time such that in case the Company shall hereafter:

               (i) pay any dividends on any class of stock of the Company payable in
Common Stock or securities convertible into Common Stock;

               (ii) subdivide its then outstanding shares of Common Stock into a greater number of shares; or

               (iii)     combine outstanding shares of Common
Stock, by reclassification or otherwise;

the Holder of this Promissory Note thereafter converted may receive the number of shares of Capital Stock of the Company which Holder would have owned immediately following such action if Holder had converted this Promissory Note immediately prior to such action. If after an adjustment a Holder of this Promissory Note upon conversion of it may receive shares of two or more classes of Capital Stock of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock, shall, thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

          (b) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Subsection (a) of this Section above but the Holder of this Promissory Note shall have the right to convert such Promissory
Note into the kind and amount of shares of stock and other securities and property which it would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale, or conveyance had this Promissory Note been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale, or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of Holder of this Promissory Note, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of this Promissory Note. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

          (c) Upon any adjustment of the Conversion Price, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder of this Promissory Notes as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Promissory Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     11. Acceleration Upon Insolvency. This Promissory Note shall become immediately due and payable if the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders take any action looking to the dissolution or liquidation of the Company.

     12. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and the Holder of this Promissory Note (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

     13. Notices. All notices under this Agreement must be in writing, and may be delivered by hand or sent by facsimile transmission, telex, or certified mail, return receipt requested. Notices sent by mail will be deemed received on the date of receipt indicated by the returned verification provided by the U.S. Postal Service. Notices sent by facsimile transmission or telex will be deemed received the day on which sent, and will be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices must be given, or sent to the parties at the following addresses:

     (a)  If to Purchaser, to:     Ault Incorporated
                                   7300 Boone Avenue North
                                   Minneapolis, Minnesota 55428
                                   Attn:  Frederick M. Green
                                   Phone:          612-493-1900
                                   Facsimile:     612-495-1911

          with a copy to:          Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                   Minneapolis, Minnesota 55402
                                   Attn: Richard Primuth
                                   Phone:  612-371-3260
                                   Facsimile:     612-371-3207

     (b)  If to Seller, to:        LZR Electronics, Inc.
                                   8051 Cessna Avenue
                                   Gaithersburg, Maryland  20879
                                   Attn: Rami Loya or Shimon
          Eliezer
                                   Phone:  301-921-9440
                                   Facsimile:     301-670-0436

          with a copy to:          West & Feinberg, P.C.
                                   Suite 775N
                                   4550 Montgomery Avenue
                                   Bethesda, Maryland  20814
                                   Attn:  Steven Jacobson
                                   Phone:  301-951-1500
                                   Facsimile 301-951-1525

     (c)                           If to Shareholders, to:  Rami
                                   Loya
                                   903 Willowleaf Way
                                   Rockville, Maryland 20854
                                   Phone: (301) 340-1359
                                   Facsimile: (301) 279-2596

                                   Shimon Eliezer
                                   6 Cliff Hill Ct.
                                   Rockville, MD 20854
                                   Phone: (301) 762-0068

Any party may designate any other address for notices given it under this Agreement by written notice to the other parties given at least ten (10) days prior to the effective date of that change.


     14. Successors and Assigns. All the terms and provisions of this Promissory Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and each Holder of this Promissory Note, whether or not so expressed.

     15. Applicable Law. The laws of the State of Maryland, without regard to its conflicts of law principles, shall govern the validity, the construction and the interpretation of the rights and duties of the Company and each Holder of this Promissory Note.

     16.  Waiver of Demand, Presentment and Notice of Dishonor.
Except as otherwise set forth herein, the undersigned and each endorser or guarantor hereof hereby waives demand, presentment, protest, notice of protest and notice of dishonor.

     17. Jurisdiction; Venue. Maker agrees to submit to the jurisdiction of the Circuit Court for Montgomery County, Maryland or the Federal District Court for the Southern District of Maryland, waiving any and all defenses to the jurisdiction and/or venue of said courts, and agrees not to raise any questions or issues as to the jurisdiction or venue of either or both courts in the event that suit is brought or judgment entered on this Note.

     IN WITNESS WHEREOF, the Company has caused this Promissory
Note to be signed by its duly authorized officer as of the date first written above.


                                   AULT INCORPORATED


                                   By____________________________
_____
                                           Its President and CEO
                                                        EXHIBIT A

                       CONVERSION NOTICE

TO:  Ault Incorporated
     7300 Boone Avenue North
     Minneapolis, MN 55428-1028
     Attention: President and Chief Financial Officer

     The undersigned holder of that certain promissory note issued by Ault Incorporated on December 1, 1998 (the "Promissory Note") hereby exercises its right to acquire shares of common stock of Ault Incorporated (the "Company") by conversion in whole or in part of principal amount of the Promissory Note as follows:

1.   Principal Amount of Note Before Conversion    $_____________

2.   Principal Amount Converted into Shares        $_____________

3.   Shares to be Issued Upon Conversion (line 2 divided by
     $6.34)                                        ______________

4.   Principal Amount Remaining After Conversion (line 1 minus
     line 2)                                       $_____________

Unless otherwise indicated below under special instruction, please issue the shares in the name of the undersigned holder and deliver such shares to ______________________ against receipt therefore.


                                   LZR ELECTRONICS, INC.


                                   By____________________________
_____

                                   8051 Cessna Avenue
                                   Gaithersburg, Maryland 20879


SPECIAL INSTRUCTIONS